Exhibit 99.1

ASTRANA HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$288,455	$293,807
Investment in marketable securities	2,378	2,498
Receivables, net	225,733	76,780
Receivables, net – related parties	50,257	58,980
Income taxes receivable	19,316	10,657
Other receivables	29,496	1,335
Prepaid expenses and other current assets	22,861	17,450

Total current assets	638,496	461,507

Non-current assets
Property and equipment, net	14,274	7,171
Intangible assets, net	118,179	71,648
Goodwill	419,253	278,831
Income taxes receivable	15,943	15,943
Loans receivable, non-current	51,266	26,473
Investments in other entities – equity method	39,319	25,774
Investments in privately held entities	8,896	6,396
Restricted cash	646	345
Operating lease right-of-use assets	32,601	37,396
Other assets	16,021	1,877

Total non-current assets	716,398	471,854

Total assets(1)	$1,354,894	$933,361

Liabilities, Mezzanine Deficit, and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$106,142	$59,949
Fiduciary accounts payable	8,223	7,737
Medical liabilities	209,039	106,657
Dividend payable	638	638
Finance lease liabilities	554	646
Operating lease liabilities	5,350	4,607
Current portion of long-term debt	9,375	19,500
Other liabilities	26,287	18,940

Total current liabilities	365,608	218,674

	December 31,	December 31,
	2024	2023

Non-current liabilities
Deferred tax liability	4,555	4,072
Finance lease liabilities, net of current portion	607	1,033
Operating lease liabilities, net of current portion	30,654	36,289
Long-term debt, net of current portion and deferred financing costs	425,299	258,939
Other long-term liabilities	14,003	3,586

Total non-current liabilities	475,118	303,919

Total liabilities(1)	840,726	522,593

Mezzanine deficit
Non-controlling interest in Allied Physicians of California, a Professional Medical Corporation (“APC”)	(202,558)	(205,883)

Stockholders’ equity
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized as of December 31, 2024 and December 31, 2023
Series A Preferred stock, zero authorized and issued and zero outstanding as of December 31, 2024 and 1,111,111 authorized and issued and zero outstanding as of December 31, 2023	—	—
Series B Preferred stock, zero authorized and issued and zero outstanding as of December 31, 2024 and 555,555 authorized and issued and zero outstanding as of December 31, 2023	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized, 47,929,872 and 46,843,743 shares issued and outstanding, excluding 10,603,849 and 10,584,340 treasury shares, as of December 31, 2024 and December 31, 2023, respectively	48	47
Additional paid-in capital	426,389	371,037
Retained earnings	286,283	243,134
Total stockholders’ equity	712,720	614,218

Non-controlling interest	4,006	2,433

Total equity	716,726	616,651

Total liabilities, mezzanine deficit, and stockholders’ equity	$1,354,894	$933,361

(1) The Company’s condensed consolidated balance sheets include the assets and liabilities of its consolidated VIEs. The condensed consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $712.3 million and $540.8 million as of December 31, 2024 and December 31, 2023, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $207.9 million and $146.0 million as of December 31, 2024 and December 31, 2023, respectively. These VIE balances do not include $224.9 million of investment in affiliates and $48.1 million of amounts due to affiliates as of December 31, 2024, and $273.2 million of investment in affiliates and $107.3 million of amounts due to affiliates as of December 31, 2023, as these are eliminated upon consolidation and not presented within the condensed consolidated balance sheets.